UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2016

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3609 S. Wadsworth Blvd., Suite 250, Lakewood, Colorado	80235
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:  866-464-5844

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a meeting of our board of directors of Command Center, Inc., a Washington corporation, held on September 29, 2016, the board approved and adopted amendments, effective as of such date, to our amended and restated bylaws. We amended the following sections:

We revised amended Article 3.10(b) of the bylaws to change the majority required to pass extraordinary acts from two thirds of all shares entitled to vote to simple majority of all shares entitled to vote. For our last several shareholder meetings, we have retained the services of a proxy solicitor to assist us in getting the shareholder vote necessary for a quorum for our shareholder meetings. We believe it would be extremely expensive and time consuming if we had to seek two thirds of all shares instead of a simple majority of shareholder votes to hold a shareholder meeting which could, as a result, slow down approval of an extraordinary act that shareholders otherwise favor. We believe this change is in our shareholders’ interest by facilitating timely shareholder meetings.

We revised amended Article 4.5 of the bylaws to provide for directors being elected by plurality vote instead of majority vote. As discussed above, we have retained a proxy solicitor to assist us in getting the shareholder vote necessary for our shareholder meetings. By changing our voting mechanism to elect directors by plurality, we believe we can save time and expense. In the event that our election of directors is contested, the vote will still be majority vote. Thus, amending the bylaws to plurality vote will allow a more efficient annual meeting in any uncontested election of directors but still preserve our shareholders’ right to elect directors by majority in the event we have a contested election.

The foregoing summary of the revisions in the amended and restated bylaws does not purport to be complete and is qualified in its entirety by the full text of the amended and restated bylaws. The full text of the amended and restated bylaws is attached as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description of Exhibits
3.2	Amended and Restated Bylaws of Command Center, Inc. dated September 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.

October 4, 2016	By:	/s/ Ronald L. Junck
Executive Vice President, General Counsel and Secretary